Exhibit 99.1

  News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2022 Financial Results

$0.88 GAAP EPS	10.0% RETURN ON COMMON EQUITY	$417 million PRE-TAX INCOME	$2.02 billion GAAP TOTAL NET REVENUE
$1.12 ADJUSTED EPS[1]	17.2% CORE ROTCE[1]	$510 million CORE PRE-TAX INCOME[1]	$2.09 billion ADJUSTED TOTAL NET REVENUE [1]

• Established leader in dealer financial services offering comprehensive suite of auto finance and insurance products
– Consumer auto originations of $12.3 billion, 3.1 million decisioned applications | High-tech, high-touch dealer relationship model
– 8.75% Estimated Retail Auto Originated Yield[1], up 165 bps YoY and 93 bps QoQ demonstrating continued pricing momentum
– Insurance written premiums of $291 million | $5.6 billion investment management portfolio
• Leading, digital-first Ally Bank platform generating strong growth across consumer and commercial product suite
– Retail deposit balances of $133.9 billion, up $2.7 billion QoQ | On track for full-year retail balance growth
– Retail deposit customers of 2.6 million, up 6% YoY, grew for the 54th consecutive quarter
– Ally Home® direct-to-consumer mortgage originations of $0.5 billion | Lower originations reflecting industry trends
– Ally Invest net customer assets of $13.1 billion | 521 thousand active accounts
– Ally Lending gross originations of $0.6 billion | 426 thousand active borrowers and 3.5 thousand merchants
– Ally Credit Card balances of $1.4 billion | 1.0 million active cardholders
– Corporate Finance held-for-investment portfolio of $9.4 billion | Strong growth in lower-risk, asset-based lending
• Announced 4Q 2022 common dividend of $0.30 per share | Completed $415 million of share repurchases in the third quarter

“Ally’s operating results this quarter demonstrate that our businesses continue to perform well even in a challenging environment,” said Chief Executive Officer Jeffrey J. Brown. “I remain pleased with the continued evolution and execution across the company – evidenced across our multi-year trends and numerous metrics. Financial results were partially depressed this quarter as a result of an impairment on a nonmarketable equity investment related to our mortgage business, impacting $0.33 of EPS, and higher provisions as a result of loan growth in auto finance and a larger coverage build to ensure the company remains protected as recessionary conditions feel more likely to occur in the coming months.

“Our Dealer Financial Services business demonstrated the benefits of scale and deep relationships, evidenced by $12.3 billion consumer originations despite continued supply constraints. The pivot of our business model years ago has enabled Ally to continue prudently growing even in times when the auto finance environment contracts. At Ally Bank, retail deposits grew again this quarter which ensures the company maintains a stable and cost-effective source of funds even as capital markets stress increases. Ally today is nearly 90% core funded which provides stability in our operations. Further, Ally’s growing customer base positions the company well for growth across all of our consumer products.

“While we remain focused on delivering solid results each quarter, we’re actively monitoring the uncertainty which lies ahead. The specific path the economy will take over the next few quarters is unclear, but Ally has an incredibly strong foundation in our people and businesses. Our ‘Do It Right’ culture underpins everything we do. We’ve fostered an owners’ mentality across more than 11,000 teammates which heightens our focus on risk management and unwavering focus on controlling what we can control. Our teams have demonstrated an ability to deliver results across a variety of operating environments and we will leverage that expertise in executing against our strategic priorities. We’re focused on continuing to be the leading digital financial services company and delivering long-term value for all our stakeholders.”

Third Quarter 2022 Financial Results

				Increase / (Decrease) vs.

($ millions except per share data)	3Q 22	2Q 22	3Q 21	2Q 22	3Q 21

GAAP Net Income Attributable to Common Shareholders	$272	$454	$683	(40)%	(60)%

Core Net Income Attributable to Common Shareholders[1]	$346	$570	$782	(39)%	(56)%

GAAP Earning per Common Share	$0.88	$1.40	$1.89	(37)%	(54)%

Adjusted EPS[1]	$1.12	$1.76	$2.16	(36)%	(48)%

Return on GAAP Shareholder’s Equity	10.0%	14.7%	18.1%	(32)%	(45)%

Core ROTCE[1]	17.2%	23.2%	24.2%	(26)%	(29)%

GAAP Common Shareholder’s Equity per Share	$33.66	$37.28	$42.81	(10)%	(21)%

Adjusted Tangible Book Value per Share[1]	$28.39	$32.16	$39.72	(12)%	(29)%

GAAP Total Net Revenue	$2,016	$2,076	$1,985	(3)%	2%

Adjusted Total Net Revenue[1]	$2,089	$2,222	$2,110	(6)%	(1)%

Pre-Provision Net Revenue[1]	$855	$938	$983	(9)%	(13)%

Core Pre-Provision Net Revenue[1]	$948	$1,084	$1,108	(13)%	(14)%

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Pre-Provision Net Revenue (PPNR), Core Pre-Provision Net Revenue (Core PPNR), Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of third Quarter 2022 Results

Net income attributable to common shareholders was $272 million in the quarter, compared to $683 million in the third quarter of 2021, as higher net financing revenue was more than offset by higher provision for credit losses, higher noninterest expenses and lower other revenue.

Net financing revenue was $1.72 billion, up $125 million year over year, as continued strength in auto pricing and origination volume and incremental loan growth outweighed higher funding costs.

Other revenue decreased $94 million year over year to $297 million, due to a $136 million impairment on a nonmarketable equity investment which was partially offset by debt extinguishment charges in the prior year. Adjusted other revenueA, excluding the change in fair value of equity securities, decreased $148 million year over year to $359 million due to the aforementioned impairment.

Net interest margin (“NIM”) of 3.81%, including Core OIDB of 2 bps, increased 15 bps year over year. Excluding Core OIDB, NIM was 3.83%, up 15 bps year over year, primarily due to lower excess cash, hedging activity, higher retail auto yields, and larger contributions from Ally Lending and Ally Card, partially offset by higher funding costs and normalizing lease yields.

Provision for credit losses increased $362 million year over year to $438 million, reflecting credit losses which are normalizing in-line with expectations and CECL reserve build attributable to robust retail auto origination volume.

Noninterest expense increased $159 million year over year due to the addition of credit card operations, a charge related to the termination of legacy pension funds and continued investments in business growth, talent and technology.

AAdjusted other revenue is a non-GAAP financial measure. Adjusted for (i) repositioning items related to loss on extinguishment of debt associated with the redemption of TRUPs and (ii) change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Third Quarter 2022 Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	3Q 22	2Q 22	3Q 21	2Q 22	3Q 21

Net Financing Revenue (excluding Core OID)[1]	$1,730	$1,774	$1,603	$(45)	$126

Core OID	(11)	(10)	(9)	(0)	(1)

(a) Net Financing Revenue	1,719	1,764	1,594	(45)	125

Adjusted Other Revenue[2]	359	448	507	(89)	(148)

Change in Fair Value of Equity Securities[2]	(62)	(136)	(65)	74	2

Repositioning	—	—	(52)	—	52

(b) Other Revenue	297	312	391	(15)	(94)

(c) Provision for Credit Losses	438	304	76	134	362

Noninterest Expense (ex. Repositioning)[2]	1,141	1,138	1,002	3	139

Repositioning[2]	20	—	—	20	20

(d) Noninterest Expense	1,161	1,138	1,002	23	159

Pre-Tax Income (a+b-c-d)	$417	$634	$907	$(217)	$(490)

Income Tax Expense	117	152	195	(35)	(78)

Net Loss from Discontinued Operations	(1)	—	—	(1)	(1)

Net Income	$299	$482	$712	$(183)	$(413)

Preferred Dividends	27	28	29	(1)	(2)

Net Income Attributable to Common Shareholders	$272	$454	$683	$(182)	$(411)

GAAP EPS (diluted)	$0.88	$1.40	$1.89	$(0.52)	$(1.01)

Core OID, Net of Tax	0.03	0.02	0.02	0.00	0.01

Change in Fair Value of Equity Securities, Net of Tax	0.16	0.33	0.14	(0.17)	0.02

Repositioning, Discontinued Ops, and Other, Net of Tax[3]	0.05	—	0.11	0.05	(0.06)

Adjusted EPS[4]	$1.12	$1.76	$2.16	$(0.64)	$(1.04)

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning, net of tax in 3Q 2022 includes a $20 million charge related to legacy pension funds, 3Q 2021 includes a $52 million charge associated with redeeming TRUPs.
(4)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.

($ millions)	3Q 22	2Q 22	3Q 21	2Q 22	3Q 21

Automotive Finance	$488	$600	$825	$(112)	$(337)

Insurance	(30)	(122)	24	92	(54)

Dealer Financial Services	$458	$478	$849	$(20)	$(391)

Corporate Finance	91	60	61	31	30

Mortgage Finance	19	6	6	13	13

Corporate and Other	(151)	90	(9)	(241)	(142)

Pre-Tax Income from Continuing Operations	$417	$634	$907	$(217)	$(490)

Core OID[1]	11	10	9	0	1

Change in Fair Value of Equity Securities[2]	62	136	65	(74)	(2)

Repositioning and Other[3]	20	—	52	20	(31)

Core Pre-Tax Income[4]	$510	$780	$1,032	$(271)	$(523)

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning in 3Q 2022 includes a $20 million charge related to legacy pension funds while 3Q 2021 includes a $52 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs

(4)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to the loss on extinguishment of debt associated with the redemption of TRUPs. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $488 million was down $337 million year over year, primarily due to higher provision expense to support origination volume and higher noninterest expense.

Net financing revenue of $1,303 million was $26 million lower year over year, driven by lower lease gains, partially offset by higher retail auto portfolio balances. Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 20 bps year over year to 7.04% as the portfolio churns and reflects higher originated yields from recent periods.

Provision for credit losses was $328 million, increasing $275 million year over year, driven by reserve build to support strong retail originations. The retail auto net charge-off rate was 1.05%, up 78 bps year over year.

Consumer auto originations of $12.3 billion were the highest third quarter since 2006 and included $7.9 billion of used retail volume, or 64% of total originations, $3.4 billion of new retail volume, and $1.1 billion of leases. Estimated retail auto originated yieldC of 8.75% in the quarter was up 165 bps year over year.

End-of-period auto earning assets increased $9.6 billion year over year from $101.2 billion to $110.9 billion, due to an increase in both consumer and commercial auto earning assets. End-of-period consumer auto earning assets were up $6.0 billion year over year, driven by growth in retail loans. End-of-period commercial earning assets of $16.2 billion were $3.6 billion higher year over year.

Insurance

Pre-tax loss of $30 million compared to pre-tax income of $24 million in the prior year while core pre-tax incomeE decreased $57 million year over year to $32 million. Both year over year changes were primarily due to lower equity investment gains given market conditions.

Written premiums were $291 million, relatively flat year over year despite lower vehicle sales.

Total investment income, excluding a $62 million decrease in the fair value of equity securities during the quarterD, was $30 million, down $50 million year over year due to elevated realized gains in the prior year and broader equity market trends in the quarter.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $91 million in the quarter was $30 million higher year over year, as higher other revenue due to a gain from a previously restructured loan exposure was partially offset by higher provision expense to support portfolio growth.

Net financing revenue increased $3 million year over year to $80 million. Other revenue increased $39 million year over year to $54 million due to the gain mentioned previously.

Provision for credit losses was $13 million, increasing $8 million from the prior-year period due to reserve build to support portfolio growth. Overall, the portfolio continues to reflect strong credit performance.

The held-for-investment loan portfolio of $9.4 billion includes 56% asset-based loans.

Mortgage Finance

Pre-tax income of $19 million was up $13 million year over year, driven by higher net financing revenue offset by lower other revenue.

Net financing revenue was up $21 million year over year to $57 million, reflecting growth in asset balances and lower prepayment activity. Other revenue decreased $12 million year over year to $7 million, primarily driven by lower gain on sale margins and unit volume.

Direct-to-consumer originations totaled $0.5 billion in the quarter, down 85% year over year given the contraction in the overall mortgage market. Refinance activity was down 98% year over year.

Existing Ally Bank deposit customers accounted for 50% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was up 20% year over year. Additionally, Ally completed $415 million of share repurchases in the third quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s board of directors approved a $0.30 per share common dividend for the fourth quarter of 2022.

Ally’s Common Equity Tier 1 (CET1) capital ratio decreased from 9.6% to 9.3% quarter over quarter while risk weighed assets (RWA) increased from $152.3 billion to $155.1 billion, primarily driven by retail auto growth. The decline in CET1 was the result of aforementioned RWA growth, as well as share repurchase and dividend activity that more than offset net income.

Liquidity & Funding

Consolidated cash and cash equivalentsF totaled $4.6 billion at quarter-end, up from $3.7 billion at the end of the second quarter. Total liquidityG was $27.3 billion at quarter-end.

Deposits represented 86% of Ally’s funding portfolio at quarter-end.

Deposits

Retail deposits increased to $133.9 billion at quarter-end, up $2.3 billion year over year and up $2.7 billion quarter over quarter. Total deposits increased $6.3 billion year over year to $145.8 billion and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 1.50% for the quarter, up 85 bps year over year and up 79 bps quarter over quarter.

Ally’s retail deposit customer base grew 6% year over year, totaling 2.6 million customers at quarter-end. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 69% of new customers in the quarter. Approximately 9% of deposit customers maintained an Ally Invest or Ally Home relationship at quarter-end.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Pre-Provision Net Revenue (Core PPNR) is a non-GAAP financial measure calculated by adjusting Core pre-tax income to add back provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core businesses ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income. See page 8 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations
New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Stellantis dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)			3Q 22	2Q 22	3Q 21

GAAP Net Income Attributable to Common Shareholders			$272	$454	$683

Discontinued Operations, Net of Tax			1	—	—

Core OID			11	10	9

Repositioning and Other			20	—	52

Change in the Fair Value of Equity Securities			62	136	65

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)			(20)	(31)	(26)

Core Net Income Attributable to Common Shareholders	[a	]	$346	$570	$782

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b	]	310,086	324,027	361,855

Adjusted EPS	[a] ÷ [b	]	$1.12	$1.76	$2.16

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)			3Q 22	2Q 22	3Q 21

GAAP Net Income Attributable to Common Shareholders			$272	$454	$683

Discontinued Operations, Net of Tax			1	—	—

Core OID			11	10	9

Repositioning and Other			20	—	52

Change in Fair Value of Equity Securities			62	136	65

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)			(20)	(31)	(26)

Core Net Income Attributable to Common Shareholders	[a	]	$346	$570	$782

Denominator (Average, $ millions)

GAAP Shareholder’s Equity			$13,209	$14,699	$17,410

Preferred Equity			(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity			$10,885	12,375	$15,086

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)			(915)	(926)	(371)

Tangible Common Equity			$9,970	$11,449	$14,714

Core OID Balance			(858)	(868)	(926)

Net Deferred Tax Asset (DTA)			(1,068)	(758)	(866)

Normalized Common Equity	[b	]	$8,044	$9,822	$12,923

Core Return on Tangible Common Equity	[a] ÷ [b	]	17.2%	23.2%	24.2%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		3Q 22	2Q 22	3Q 21

GAAP Shareholder’s Equity		$12,434	$13,984	$17,289

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$10,110	$11,660	$14,965

Goodwill and Identifiable Intangible Assets, Net of DTLs		(910)	(920)	(369)

Tangible Common Equity		9,200	10,740	14,596

Tax-effected Core OID Balance (21% starting in 4Q17)		(673)	(682)	(711)

Adjusted Tangible Book Value	[a]	$8,527	$10,058	$13,885

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	300,335	312,781	349,599

Metric

GAAP Common Shareholder’s Equity per Share		$33.66	$37.28	$42.81

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(3.03)	(2.94)	(1.06)

Tangible Common Equity per Share		$30.63	$34.34	$41.75

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.24)	(2.18)	(2.03)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$28.39	$32.16	$39.72

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 22	2Q 22	3Q 21

GAAP Noninterest Expense		$1,161	$1,138	$1,002

Insurance Expense		(290)	(300)	(273)

Repositioning and Other		(20)	—	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$851	$838	$729

Denominator ($ millions)

Total Net Revenue		$2,016	$2,076	$1,985

Core OID		11	10	9

Repositioning Items		—	—	52

Insurance Revenue		(260)	(178)	(297)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,767	$1,908	$1,749

Adjusted Efficiency Ratio	[a] ÷ [b]	48.2%	43.9%	41.7%

Original Issue Discount Amortization Expense ($ millions)

		3Q 22	2Q 22	3Q 21

Core Original Issue Discount (Core OID) Amortization Expense		$11	$10	$9

Other OID		3	2	3

GAAP Original Issue Discount Amortization Expense		$13	$13	$12

Outstanding Original Issue Discount Balance ($ millions)

		3Q 22	2Q 22	3Q 21

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(852)	$(863)	$(900)

Other Outstanding OID Balance		(36)	(39)	(29)

GAAP Outstanding Original Issue Discount Balance		$(888)	$(901)	$(929)

($ millions)

Net Financing Revenue (ex. Core OID)			3Q 22	2Q 22	3Q 21

GAAP Net Financing Revenue	[w]		$1,719	$1,764	$1,594

Core OID			11	10	9

Net Financing Revenue (ex. Core OID)	[a]		$1,730	$1,774	$1,603

Adjusted Other Revenue			3Q 22	2Q 22	3Q 21

GAAP Other Revenue	[x]		$297	$312	$391

Accelerated OID & repositioning items			—	—	52

Change in Fair Value of Equity Securities			62	136	65

Adjusted Other Revenue	[b]		$359	$448	$507

Adjusted Total Net Revenue			3Q 22	2Q 22	3Q 21

Adjusted Total Net Revenue	[a]+[b]		$2,089	$2,222	$2,110

Adjusted Provision for Credit Losses			3Q 22	2Q 22	3Q 21

GAAP Provision for Credit Losses	[y	]	$438	$304	$76

Adjusted Provision for Credit Losses	[c]		$438	$304	$76

Adjusted NIE (ex. Repositioning)			3Q 22	2Q 22	3Q 21

GAAP Noninterest Expense	[z]		$1,161	$1,138	$1,002

Repositioning			(20)	—	—

Adjusted NIE (ex. Repositioning)	[d]		$1,141	$1,138	$1,002

Core Pre-Tax Income			3Q 22	2Q 22	3Q 21

Pre-Tax Income	[w]+[x]-[y]-[z]		$417	$634	$907

Core Pre-Tax Income	[a]+[b]-[c]-[d]		$510	$780	$1,032

Core Pre-Provision Net Revenue (Core PPNR)			3Q 22	2Q 22	3Q 21

Pre-Provision Net Revenue	[w]+[x]-[z]		$855	$938	$983

Core Pre-Provision Net Revenue	[a]+[b]-[d]		$948	$1,084	$1,108

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)		3Q 2022			3Q 2021

	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$292	$—	$292	$282	$—	$282

Losses and Loss Adjustment Expenses	70	—	70	69	—	69

Acquisition and Underwriting Expenses	220	—	220	204	—	204

Investment Income and Other	(32)	62	30	15	65	80

Pre-Tax Income from Continuing Operations	$(30)	$62	$32	$24	$65	$89

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the third quarter 2022 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to “Do It Right” for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a consumer credit card business, a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. Our brand conviction is that we are all better off with an ally, and our focus is on helping our customers achieve their strongest financial well-being, a notion personalized to what is important to them. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2021, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com